Exhibit 99.1
CARDIOVASCULAR SYSTEMS ANNOUNCES ORGANIZATIONAL CHANGES
Brian Doughty promoted to Vice President of Commercial Operations and
Scott Kraus to Vice President of Sales
Dr. Nabil Dib Appointed as Medical Advisor

St. Paul, Minn., April 16, 2009 — Cardiovascular Systems, Inc. (CSI; Nasdaq: CSII), a medical device company developing and commercializing innovative interventional treatment systems for vascular disease, announced today that Brian Doughty has been promoted to vice president of commercial operations from vice president of marketing, and Scott Kraus, previously a senior sales director, has been named vice president of sales. Doughty and Kraus will assume responsibilities previously performed by John Borrell, who has left the company to pursue other opportunities. Additionally, the company announced that Dr. Nabil Dib, MSc, FACC, has been appointed to serve as medical advisor to CSI.
“These promotions recognize the outstanding work and abilities of Brian and Scott,” said David L. Martin, CSI president and chief executive officer. “Together, they have nearly 30 years of medical device industry experience. They have the skills, experience and drive to implement marketing and sales strategies to accelerate adoption of our Diamondback 360°™ Orbital Atherectomy System for peripheral arterial disease, as well as lead a growing national sales organization of over 100 professionals. We also want to thank John Borrell for his many contributions to CSI. John played an important role in building our sales organization and launching our Diamondback 360o system.”
Doughty came to CSI in November 2006 as director of marketing and was named vice president of marketing in August 2007. Prior to joining CSI, he served as director of marketing at EKOS, a manufacturer of an endovascular treatment system for vascular clots; before that, he worked in practice development at FoxHollow Technologies. In addition, he held various sales and sales management positions at Medtronic and Johnson & Johnson. Doughty holds a master’s degree in business administration degree from Michigan State University and a master’s degree in public administration from Oakland University.
Kraus has been with CSI since September 2006, most recently as a senior sales director. Previously, he held sales management positions with Boston Scientific Corporation, Guidant and C.R. Bard. Earlier, he gained sales experience at C.R. Bard, Bristol-Myers Squibb and Surgical Specialties Corporation. Kraus received a master’s degree in business administration from Saint Joseph’s University, Philadelphia, and a bachelor’s degree in business from Villanova University.
Dr. Nabil Dib to Serve as Medical Advisor
Martin added, “The Diamondback 360º system is raising the standard of care for PAD patients, leading to improved clinical and economic outcomes. Dr. Dib is a highly respected interventional cardiologist and researcher. As medical advisor to CSI, Dr. Dib will oversee our ongoing clinical programs to ensure that we are providing scientifically sound and clinically useful data to the physician community.”

Cardiovascular Systems, Inc.
April 16, 2009

Currently, Dr. Dib serves as director at Cardiovascular and Stem Cell Consultants; director of cardiovascular research, Catholic Healthcare West, Handler Regional Medical Center and Mercy Gilbert Medical Center; and director, clinical cardiovascular Cell Therapy and associate professor of Medicine at the University of California, San Diego. He received his medical education at Harvard Medical School, University of Wisconsin, Tufts University School of Medicine, Boston University School of Medicine and Damascus University School of Medicine. He has published numerous abstracts and manuscripts.
About the Diamondback 360°TM Orbital Atherectomy System
CSI’s primary product is the Diamondback 360o™ Orbital Atherectomy System, a minimally invasive catheter system for treating peripheral arterial disease (PAD) in leg arteries. The Diamondback 360o is highly effective in removing plaque in vessels both below the knee and above the knee. Between 8 and 12 million Americans suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries (commonly the pelvis or leg), reducing blood flow. Symptoms include leg pain when walking or at rest, and PAD can lead to tissue loss and eventually limb amputation.
About Cardiovascular Systems Inc.
Cardiovascular Systems Inc. is a medical device company focused on developing and commercializing interventional treatment systems for vascular disease. The company’s Diamondback 360° Orbital Atherectomy System is capable of treating a broad range of plaque types both above and below the knee, including calcified vessel lesions, and addresses many of the limitations associated with existing treatment alternatives. In August 2007, the U.S. FDA granted 510(k) clearance for the use of the Diamondback 360° as a therapy for PAD (peripheral arterial disease). Since then, the Dimondback 360° has been adopted by more than 400 hospitals across the United States. For more information visit the company’s Web site at www.csi360.com.
Contacts:

For Cardiovascular Systems, Inc.	Padilla Speer Beardsley:
Investor Relations (651) 259-2800 investorrelations@csi360.com	Marian Briggs (612) 455-1742 mbriggs@psbpr.com Nancy A. Johnson (612) 455-1745 njohnson@psbpr.com
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